Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of American International Group, Inc. of our report dated February 19, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in American International Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 12, 2021